Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
Contact:
Charles N. Funk	Gary J. Ortale	Steven Carr
President & CEO	EVP & CFO	Dresner Corporate Services
319.356.5800	319.356.5800	312.726.3600

MIDWESTONE FINANCIAL GROUP, INC.
REPORTS THIRD-QUARTER 2011 FINANCIAL RESULTS

Iowa City, Iowa, October 27, 2011 - MidWestOne Financial Group, Inc. (NASDAQ - MOFG), today reported results for its three and nine months ended September 30, 2011.
Net income for the third quarter of 2011 rose to $3.8 million, compared with $2.8 million for the same period last year. After dividends and discount accretion on the Company's preferred stock, net income available to common shareholders rose to $3.6 million, or $0.42 per diluted share, compared with net income available to common shareholders of $2.6 million, or $0.30 per diluted share, in the third quarter of 2010.
Net income for the third quarter of 2011 was higher than in the same period in 2010 primarily due to:
•a 40.0% decrease in the provision for loan losses; and

•	a 5.3% decrease in noninterest expense, including a 54.4% decrease in FDIC insurance expense.
Net income for the first three quarters of 2011 was $10.0 million, which is a $2.6 million, or 34.8%, increase compared to $7.4 million of net income for the same period of 2010. Earnings per diluted share of $1.08 and $0.78 for the comparative year-to-date periods are based on net income available to common shareholders of $9.3 million and $6.7 million, respectively. The increase in net income was due primarily to lower provision for loan loss expense and decreased noninterest expense.
"We are making good progress," stated Charles N. Funk, President and Chief Executive Officer. "Our staff has worked hard since our 2008 merger, and it is very gratifying to see our financial results continue to show solid improvement, which include earning per share growth of 40%. Further, we are pleased with the growth in our tangible common equity, as well as the repurchase of our preferred stock and the associated stock warrant from the U.S. Treasury during the quarter."
Results of Operations
Net interest income for the third quarter of 2011 improved $0.3 million, or 2.7%, from $12.1 million for the third quarter of 2010. Loan interest income decreased $0.7 million, or 4.7%, to $13.1 million for the third quarter of 2011, compared to $13.8 million for the same period of 2010. Income from loan pool participations decreased to $0.3 million for the third quarter of 2011, compared to $0.6 million for the same period a year ago on a much lower level of investment. The continuing low interest rate environment's beneficial impact on interest expense was greater than the detrimental effect on the Company's loan yields and interest income on loan pool participations.
Net interest income for the first nine months of 2011 increased $0.2 million to $36.2 million compared with the nine months ended September 30, 2010. The continuing low interest rate environment's impact on loan yields and interest income on loan pool participations partially offset by an increase in income on investment securities of $1.4 million, did not fully negate the beneficial effect of low interest rates on the Company's interest expense. Loan interest income decreased $2.3 million, or 5.7%, to $38.9 million for the first nine months of 2011, compared to $41.2 million for the same period of 2010. Income from loan pool participations decreased to $1.1 million for the first three quarters of 2011, compared to $2.4 million for the same period a year ago on a much lower level of investment. Total interest expense for the first three quarters of 2011 decreased $2.4 million, or 13.7%, compared with the same period in 2010.
The net interest margin for the third quarter of 2011, calculated on a fully tax-equivalent basis, was 3.35% or 6 basis points lower than the 3.41% net interest margin for the third quarter of 2010. For the first nine months of 2011, the net interest margin was 3.33%, down 13 basis points from 3.46% for the same period the year before. Both decreases were due primarily to lower yields on an increased volume of interest-earning assets, and despite an increase in overall net interest income.
The provision for loan losses for the third quarter of 2011 was $0.8 million, a decrease of $0.5 million, or 40.0%, from $1.3 million in the third quarter of 2010. The provision for loan losses for the first three quarters of 2011 was $2.6 million, compared with $4.3 million for the same period in 2010. While the level of provision expense declined, the Company continued to increase its loan loss allowance in the third quarter by recording a provision for loan losses that was greater than its net charge-off activity.
Noninterest income for the third quarter of 2011 increased to $3.9 million, up $0.2 million, or 4.6%, from $3.7 million in the third quarter of 2010, primarily due to increased net gains on the sale of available for sale securities combined with higher trust, investment, and insurance fees. Net gains on the sale of securities available for sale for the third quarter of 2011 were $0.3 million, an increase of $0.5 million from the $0.2 million loss realized in the same period last year. The gain was attributable to the acceleration of bond discount recognition due to the early redemption of certain bonds with a call feature. Trust, investment, and insurance fees were $1.1 million for the third quarter of 2011, up $0.1 million, or 10.5%, from $1.0 million for the same period last year. These increases were partially offset by decreased mortgage origination and loan servicing fees of $0.4 million, or 44.6%, to $0.5 million for the third quarter of 2011, compared to $0.9 million for the same quarter of 2010. This decline was attributable to lower refinancing activity in single family residential loans during the third quarter of 2011 compared to the same period of 2010.
For the first three quarters of 2011, noninterest income rose to $11.1 million, an increase of $0.5 million, or 4.5%, from $10.6 million during the same period in 2010. The primary reason for this increase was the rise in other service charges, commissions and fees to $2.0 million for the first nine months of 2011 from $1.8 million for the same period of 2010, combined with increased bank owned life insurance income of $0.7 million in the first three quarters of 2011, which was an increase of $0.2 million from $0.5 million recognized for year-to-date 2010, and the absence of impairment losses on investment securities for the first nine months of 2011 compared to $0.2 million of loss for the same period of 2010. These improvements were partially offset by decreased service charges and fees on deposit accounts of $2.8 million in the first nine months of 2011, down $0.2 million, or 7.9%, from $3.0 million for the comparable period in 2010, and decreased mortgage origination and loan servicing fees of $0.2 million, or 9.7%, to $1.8 million for the first three quarters of 2011 compared to $2.0 million for the same period of 2010.
Third quarter of 2011 noninterest expense was $10.3 million, a decrease of $0.6 million, or 5.3%, from $10.9 million for the third quarter of 2010. Noninterest expense includes salaries and employee benefits, occupancy and equipment expense, FDIC insurance premiums, professional fees, data processing expense, and other operating expenses. The primary reasons for the decrease in noninterest expense were a decrease in FDIC insurance expense to $0.3 million for the third quarter of 2011 from $0.7 million in the third quarter of 2010, and a decrease in salaries and employee benefits to $5.7 million for the third quarter of 2011 from $5.8 million for the same period of 2010. The decrease in FDIC insurance expense was primarily due to the lower assessment rates, while the reduced salaries and employee benefits were the result of management's cost control and efficiency efforts, notably the closing of three branches in late 2010. These decreases were partially offset by higher professional fees of $0.8 million for the third quarter of 2011, up $0.1 million, or 14.8%, from $0.7 million for the comparable period in 2010. All remaining noninterest expense categories showed slight decreases.
For the first three quarters of 2011, all noninterest expense categories decreased compared with the same period of 2010, with the exception of a small increase in professional fees. Most notably, first three quarters 2011 FDIC insurance expense declined $0.8 million to $1.3 million compared with $2.1 million, and net occupancy and equipment expense decreased to $4.7 million from $5.0 million, both compared to the first nine months of 2010.
Income tax expense was $1.4 million for the third quarter of 2011 compared with $0.9 million for the same period in 2010, and was $3.6 million for the nine months ended September 30, 2011 compared to $2.4 million for the same period in 2010. The higher provision for both the three- and nine-month periods was primarily due to increased income for both periods.
Balance Sheet and Asset Quality
Total assets rose to $1.63 billion at September 30, 2011 from $1.58 billion at December 31, 2010, resulting primarily from increased investment in securities, cash and cash equivalents and bank loans, partially offset by a decrease in loan pool participation balances. The asset growth was funded by an increase in deposit balances and Federal Home Loan Bank (FHLB) borrowings, partially offset by a decrease in repurchase agreements. Total deposits at September 30, 2011 rose to $1.27 billion, an increase of $47.3 million, or 3.9%, from December 31, 2010, and FHLB advances increased $11.8 million to $139.0 million at September 30, 2011, from $127.2 million at December 31, 2010.
Total bank loans (excluding loan pool participations and loans held for sale) were $17.8 million higher at $955.8 million at September 30, 2011, compared with $938.0 million as of December 31, 2010. This was primarily due to an increase in commercial and industrial, other commercial real estate (not construction, farmland or multifamily) loans, and one- to four- family first liens. These increases were partially offset by decreases in farmland and construction and development loans. At the end of the third quarter of 2011, the largest category of bank loans was commercial real estate, comprising 41% of the portfolio, of which 7% was construction and development, 7% farmland, and 4% multifamily. Commercial and industrial loans and residential real estate loans were the next largest categories, each at 24%, followed by agricultural loans at 9%, and consumer loans at 2%.
"While the Eastern Iowa economy has generally held up better than the national economy, loan demand remains sporadic," Mr. Funk noted. "In addition, we've seen increased competition among financial institutions in our region for quality loans, making loan growth difficult."
Nonperforming loans decreased from $19.8 million or 2.11% of total bank loans at December 31, 2010, to $19.7 million or 2.06% of total bank loans at September 30, 2011. At September 30, 2011, nonperforming loans consisted of $12.5 million in nonaccrual loans, $6.4 million in troubled debt restructures and $0.8 million in loans past due 90 days or more and still accruing. This compares to nonaccrual loans of $12.4 million, troubled debt restructures of $5.8 million, and loans past due 90 days or more and still accruing of $1.6 million, all at December 31, 2010. Loans past due 30 to 89 days and still accruing interest (not included in the nonperforming loan totals) were $7.0 million at September 30, 2011, compared with $10.5 million at December 31, 2010. At September 30, 2011, other real estate owned (not included in nonperforming loans) was $3.9 million, the same as December 31, 2010.
As of September 30, 2011, the allowance for bank loan losses was $15.7 million, or 1.64% of total bank loans, compared with $15.2 million, or 1.62% of total bank loans at December 31, 2010. The allowance for loan losses represented 79.70% of nonperforming loans at September 30, 2011, compared with 76.67% of nonperforming loans at December 31, 2010. The bank had net loan charge-offs of $2.1 million in the first nine months of 2011, or an annualized 0.29% of average bank loans outstanding.
Loan pool participations (participation interests in performing, sub-performing and nonperforming loans that have been purchased from various nonaffiliated banking organizations) were $55.6 million at September 30, 2011, down from $68.0 million at December 31, 2010, and $73.3 million at the end of the third quarter last year. The Company entered into this business upon consummation of its merger with the Former MidWestOne in March 2008. As previously announced, the Company has decided to exit this line of business as current balances pay down.
The Company has minimal exposure in loan pools to consumer real estate, subprime credit or construction and real estate development loans. The net “all-in” yield (after all expenses) on loan pool participations was 2.14% for the third quarter of 2011, down from 3.52% for the third quarter of 2010. Yields were 2.38% and 4.55% for the first nine months of 2011 and 2010, respectively. The net yield was lower in both the third quarter and first nine months of 2011 due to an increase in the level of charge-offs and decreased payment collections in the portfolio. Including loan pool participations, the loan to deposit ratio was 79.8% as of September 30, 2011, compared with 82.5% as of December 31, 2010.
Investment securities totaled $494.3 million at September 30, 2011, or 30.3% of total assets, up from $466.0 million, or 29.5% of total assets, as of December 31, 2010. A total of $491.8 million of the investment securities were classified as available for sale. The portfolio consisted mainly of U.S. government agencies (10.3%), mortgage-backed securities (45.3%), and obligations of states and political subdivisions (41.4%).
Capital Adequacy
Total shareholders' equity was $156.7 million as of September 30, 2011. As announced, on July 6, 2011, the Company completed redemption of the 16,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A issued to the U.S. Treasury in conjunction with MidWestOne's participation in the Capital Purchase Program for $16.1 million, consisting of $16.0 million of principal and $0.1 million of accrued and unpaid dividends. On July 27, 2011, the Company announced that it had repurchased for $1.0 million the common stock warrant issued to the U.S. Treasury as part of the Capital Purchase Program. The warrant had allowed Treasury to purchase 198,675 shares of MidWestOne common stock at $12.08 per share. Total shareholders' equity to total assets ratio was 9.60% at September 30, 2011, compared with 10.02% at December 31, 2010. The tangible common equity to tangible assets ratio was 9.01% at September 30, 2011, compared with 8.37% at December 31, 2010. "At more than 9%

tangible common equity to tangible assets, we remain convinced that our capital position is very solid and getting stronger," stated Mr. Funk. Tangible common equity per share was $17.04 at September 30, 2011, up from $15.27 per share at December 31, 2010. This increase was primarily attributable to net income of $10.0 million for the nine months of 2011, less $0.6 million of dividends paid during the same period on the senior preferred stock issued to the U.S. Treasury.
Quarterly Cash Dividend Declared
On October 18, 2011, the Company's board of directors declared a fourth quarter cash dividend of $0.06 per common share, which is the same as that paid in the third quarter, and a $0.01 increase from the dividend paid in each of the first two quarters of 2011. The dividend is payable December 15, 2011, to shareholders of record at the close of business on December 1, 2011. At this quarterly rate, the indicated annual cash dividend is equal to $0.24 per common share.
Stock Repurchase Plan Expanded
Also on October 18, 2011, the Company's board of directors announced an increase in the share repurchase program, allowing the repurchase of up to $5.0 million of stock through December 31, 2012. The Company bought 45,039 shares in August of this year for approximately $658,000 of a $1.0 million repurchase program announced in July. As of September 30, 2011, the remaining authorization totaled $342,000, which is included in the newly approved amount.
About MidWestOne Financial Group, Inc.
MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. The Company's bank subsidiary MidWestOne Bank, is also headquartered in Iowa City. MidWestOne Bank has office locations in Belle Plaine, Burlington, Cedar Falls, Conrad, Coralville, Davenport, Fairfield, Fort Madison, Iowa City, Melbourne, North English, North Liberty, Oskaloosa, Ottumwa, Parkersburg, Pella, Sigourney, Waterloo and West Liberty, Iowa. MidWestOne Insurance Services, Inc. provides personal and business insurance services in Pella, Melbourne and Oskaloosa, Iowa. MidWestOne Financial Group, Inc. common stock is traded on the NASDAQ Global Select Market under the symbol “MOFG.”

Non-GAAP Presentations:
Certain non-GAAP ratios are provided to evaluate and measure the Company's operating performance and financial condition, including net interest margin, Tier 1 capital to average assets, and tangible common equity to tangible assets ratios. Management believes these ratios provide investors with information regarding the Company's balance sheet, profitability, financial condition and capital adequacy and how management evaluates such metrics internally.  The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

	As of	As of	As of	As of	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
	2011	2011	2011	2010	2010
(in thousands)
Tangible Common Equity
Total shareholders' equity	$156,697	$168,637	$161,315	$158,466	$161,116
Less: Preferred equity	—	(15,802)	(15,784)	(15,767)	(15,749)
Goodwill and intangibles	(10,571)	(10,795)	(11,019)	(11,243)	(11,506)
Tangible common equity	$146,126	$142,040	$134,512	$131,456	$133,861
Tangible Assets
Total assets	$1,632,559	$1,645,373	$1,618,231	$1,581,259	$1,553,528
Less: Goodwill and intangibles	(10,571)	(10,795)	(11,019)	(11,243)	(11,506)
Tangible assets	$1,621,988	$1,634,578	$1,607,212	$1,570,016	$1,542,022
Tangible common equity/tangible assets	9.01%	8.69%	8.37%	8.37%	8.68%

Tier 1 Capital
Total shareholders' equity	156,697	168,637	161,315	158,466	161,116
Plus: Long term debt (qualifying restricted core capital)	15,464	15,464	15,464	15,464	15,464
Net unrealized (gains) losses on securities available for sale	(5,782)	(3,329)	1,330	1,826	(4,747)
Less: Disallowed goodwill and intangibles	(10,687)	(10,911)	(11,138)	(11,327)	(11,141)
Tier 1 Capital	155,692	169,861	166,971	164,429	160,692
Average Assets
Quarterly average assets	1,627,484	1,626,544	1,589,542	1,584,616	1,538,273
Less: Disallowed goodwill and intangibles	(10,687)	(10,911)	(11,138)	(11,327)	(11,141)
Average Assets	1,616,797	1,615,633	1,578,404	1,573,289	1,527,132
Tier 1 capital/average assets	9.63%	10.51%	10.58%	10.45%	10.52%

	Three Months Ended September 30,	Nine Months Ended September 30,	Year Ended December 31,	Three Months Ended September 30,	Nine Months Ended September 30,
	2011	2011	2010	2010	2010
(in thousands)
Net Interest Margin Tax Equivalent Adjustment
Net interest income	$12,402	$36,231	$47,865	$12,079	$36,002
Plus tax equivalent adjustment:
Loans	135	301	324	80	245
Securities	476	1,442	2,038	487	1,528
Tax equivalent interest income (1)	$13,013	$37,974	$50,227	$12,646	$37,775
Average interest earning assets	$1,538,365	$1,523,687	$1,466,265	$1,471,439	$1,458,713
Net interest margin	3.35%	3.33%	3.43%	3.41%	3.46%
(1) Computed on a tax-equivalent basis, assuming a federal income tax rate of 34%

Cautionary Note Regarding Forward-Looking Statements
This release contains certain “forward-looking statements” within the meaning of such term in the Private Securities Litigation Reform Act of 1995. We and our authorized representatives may, from time to time, make written or oral statements that are “forward-looking” and provide information other than historical information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the factors listed below. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe”, “expect”, “anticipate”, “should”, “could”, “would”, “plans”, “intend”, “project”, “estimate', “forecast”, “may” or similar expressions.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Additionally, we undertake no obligation to update any statement in light of new information or future events, except as required under federal securities law.
Factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) credit quality deterioration or pronounced and sustained reduction in real estate market values could cause an increase in the allowance for credit losses and a reduction in net earnings; (2) our management's ability to reduce and effectively manage interest rate risk and the impact of interest rates in general on the volatility of our net interest income; (3) changes in the economic environment, competition, or other factors that may affect our ability to acquire loans or influence the anticipated growth rate of loans and deposits and the quality of the loan portfolio and loan and deposit pricing; (4) fluctuations in the value of our investment securities; (5) governmental monetary and fiscal policies; (6) legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators (particularly with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") and the extensive regulations to be promulgated thereunder), and changes in the scope and cost of Federal Deposit Insurance Corporation insurance and other coverages; (7) the ability to attract and retain key executives and employees experienced in banking and financial services; (8) the sufficiency of the allowance for loan losses to absorb the amount of actual losses inherent in our existing loan portfolio; (9) our ability to adapt successfully to technological changes to compete effectively in the marketplace; (10) credit risks and risks from concentrations (by geographic area and by industry) within our loan portfolio; (11) the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds, and other financial institutions operating in our markets or elsewhere or providing similar services; (12) the failure of assumptions underlying the establishment of allowances for loan losses and estimation of values of collateral and various financial assets and liabilities; (13) volatility of rate-sensitive deposits; (14) operational risks, including data processing system failures or fraud; (15) asset/liability matching risks and liquidity risks; (16) the risks of mergers, acquisitions and divestitures, including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions; (17) the costs, effects and outcomes of existing or future litigation; (18) changes in general economic or industry conditions, nationally or in the communities in which we conduct business; (19) changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board; and (20) other risk factors detailed from time to time in SEC filings made by the Company.

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30, 2011	December 31, 2010
(dollars in thousands)	(unaudited)
ASSETS
Cash and due from banks	$25,117	$13,720
Interest-bearing deposits in banks	13,841	6,077
Federal funds sold	2,739	726
Cash and cash equivalents	41,697	20,523
Investment securities:
Available for sale	491,769	461,954
Held to maturity (fair value of $2,498 as of September 30, 2011 and $4,086 as of December 31, 2010)	2,490	4,032
Loans held for sale	1,689	702
Loans	955,755	938,035
Allowance for loan losses	(15,663)	(15,167)
Net loans	940,092	922,868
Loan pool participations, net	53,458	65,871
Premises and equipment, net	25,638	26,518
Accrued interest receivable	10,885	10,648
Other intangible assets, net	10,471	11,143
Bank-owned life insurance	27,454	26,772
Other real estate owned	3,916	3,850
Deferred income taxes	1,888	6,430
Other assets	21,112	19,948
Total assets	$1,632,559	$1,581,259
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand	$142,345	$129,978
Interest-bearing checking	481,745	442,878
Savings	68,422	74,826
Certificates of deposit under $100,000	360,605	380,082
Certificates of deposit $100,000 and over	213,550	191,564
Total deposits	1,266,667	1,219,328
Securities sold under agreements to repurchase	41,929	50,194
Federal Home Loan Bank borrowings	138,988	127,200
Deferred compensation liability	3,662	3,712
Long-term debt	15,464	15,464
Accrued interest payable	1,717	1,872
Other liabilities	7,435	5,023
Total liabilities	1,475,862	1,422,793
Shareholders' equity:
Preferred stock, no par value, with a liquidation preference of $1,000.00 per share; authorized 500,000 shares; no shares issued and outstanding at September 30, 2011 and 16,000 shares issued and outstanding at December 31, 2010	$—	$15,767
Common stock, $1.00 par value; authorized 15,000,000 shares at September 30, 2011 and December 31, 2010; issued 8,690,398 shares at September 30, 2011 and December 31, 2010; outstanding 8,583,337 shares at September 30, 2011 and 8,614,790 shares at December 31, 2010	8,690	8,690
Additional paid-in capital	80,285	81,268
Treasury stock at cost, 107,061 shares as of September 30, 2011 and 75,608 shares at December 31, 2010	(1,521)	(1,052)
Retained earnings	63,461	55,619
Accumulated other comprehensive income (loss)	5,782	(1,826)
Total shareholders' equity	156,697	158,466
Total liabilities and shareholders' equity	$1,632,559	$1,581,259

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (dollars in thousands, except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Interest income:
Interest and fees on loans	$13,128	$13,777	$38,904	$41,242
Interest and discount on loan pool participations	311	552	1,101	2,360
Interest on bank deposits	9	2	25	29
Interest on federal funds sold	—	—	1	4
Interest on investment securities:
Taxable securities	2,703	2,445	8,257	7,115
Tax-exempt securities	1,092	946	3,199	2,922
Total interest income	17,243	17,722	51,487	53,672
Interest expense:
Interest on deposits:
Interest-bearing checking	954	1,010	2,956	3,213
Savings	47	47	164	126
Certificates of deposit under $100,000	1,903	2,311	6,210	7,309
Certificates of deposit $100,000 and over	827	859	2,514	2,744
Total interest expense on deposits	3,731	4,227	11,844	13,392
Interest on federal funds purchased	2	4	5	6
Interest on securities sold under agreements to repurchase	65	75	206	221
Interest on Federal Home Loan Bank borrowings	869	1,170	2,682	3,560
Interest on notes payable	9	10	29	34
Interest on long-term debt	165	157	490	457
Total interest expense	4,841	5,643	15,256	17,670
Net interest income	12,402	12,079	36,231	36,002
Provision for loan losses	750	1,250	2,550	4,250
Net interest income after provision for loan losses	11,652	10,829	33,681	31,752
Noninterest income:
Trust, investment, and insurance fees	1,159	1,049	3,588	3,497
Service charges and fees on deposit accounts	973	1,118	2,779	3,016
Mortgage origination and loan servicing fees	531	958	1,790	1,983
Other service charges, commissions and fees	648	633	2,004	1,793
Bank-owned life insurance income	227	158	681	472
Impairment losses on investment securities	—	—	—	(189)
Gain (loss) on sale of available for sale securities	345	(158)	430	312
Gain (loss) on sale of premises and equipment	48	(1)	(195)	(282)
Total noninterest income	3,931	3,757	11,077	10,602
Noninterest expense:
Salaries and employee benefits	5,703	5,838	17,312	17,319
Net occupancy and equipment expense	1,537	1,598	4,652	5,004
Professional fees	799	696	2,164	2,104
Data processing expense	406	421	1,282	1,292
FDIC Insurance expense	331	726	1,284	2,123
Other operating expense	1,535	1,605	4,546	4,752
Total noninterest expense	10,311	10,884	31,240	32,594
Income before income tax expense	5,272	3,702	13,518	9,760
Income tax expense	1,434	916	3,552	2,365
Net income	$3,838	$2,786	$9,966	$7,395
Less: Preferred stock dividends and discount accretion	$210	$216	$645	$650
Net income available to common shareholders	$3,628	$2,570	$9,321	$6,745

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION

	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010
(unaudited, dollars in thousands, except per share amounts)
Per share data:
Book value per share	$18.26	$19.54	$18.70	$18.39	$18.70
Tangible common equity per share	17.04	16.47	15.61	15.27	15.55
Financial Ratios:
Tangible common equity/tangible assets	9.01%	8.69%	8.37%	8.37%	8.68%
Total shareholders' equity/total assets	9.60%	10.25%	9.97%	10.02%	10.37%
Tier 1 capital/average assets	9.63%	10.51%	10.58%	10.45%	10.52%
Total bank loans/total deposits	75.45%	76.27%	74.30%	76.93%	80.84%
Total loans + loan pools/total deposits	79.84%	80.95%	79.39%	82.51%	87.03%
Asset Quality
Gross bank loans	$955,755	$958,199	$938,523	$938,035	$956,324
Allowance for bank loan losses	15,663	15,603	15,398	15,167	14,859
Net charge-offs (YTD)	2,054	1,364	669	4,740	3,348
Bank loans past due 30 - 89 days	6,968	7,645	7,038	10,482	8,695
Other real estate owned	3,916	3,418	3,874	3,850	4,738
Non-performing bank loans
Non-accrual loans	$12,497	$14,902	$14,531	$12,405	$12,710
Restructured loans	6,352	6,009	6,661	5,797	6,279
Loans 90+ days past due	803	894	2,244	1,579	1,179
Total non-performing bank loans	19,652	21,805	23,436	19,781	20,168

Gross loan pools	$55,592	$58,798	$64,341	$68,005	$73,294
Allowance for loan pool losses	2,134	2,134	2,134	2,134	2,134
Net bank loan charge-offs/average bank loans (YTD - annualized)	0.29%	0.29%	0.29%	0.50%	0.48%
Nonperforming bank loans/total bank loans	2.06%	2.28%	2.50%	2.11%	2.11%
Nonperforming bank loans + other real estate/total assets	1.44%	1.53%	1.69%	1.49%	1.60%
Allowance for bank loan losses/total bank loans	1.64%	1.63%	1.64%	1.62%	1.55%
Allowance for loan pool losses/total loan pools	3.84%	3.63%	3.32%	3.14%	2.91%
Allowance for bank loan losses/nonperforming bank loans	79.70%	71.56%	65.70%	76.67%	73.68%

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2011	2010	2011	2010	2010
Per share data:
Ending number of shares outstanding	8,583,337	8,613,982	8,583,337	8,613,982	8,614,790
Average number of shares outstanding	8,610,837	8,613,754	8,620,083	8,611,418	8,612,117
Diluted average number of shares	8,640,231	8,642,424	8,646,816	8,633,509	8,637,713
Earnings per common share - basic	$0.42	$0.30	$1.08	$0.78	$1.08
Earnings per common share - diluted	0.42	0.30	1.08	0.78	1.07
Dividends paid per common share	0.06	0.05	0.16	0.15	0.20
Performance Ratios:
Return on average assets	0.94%	0.71%	0.83%	0.64%	0.65%
Return on average shareholders' equity	9.89%	6.94%	8.39%	6.35%	6.44%
Return on average tangible common equity	10.11%	7.74%	9.09%	7.04%	7.14%
Net interest margin (FTE)	3.35%	3.41%	3.33%	3.46%	3.43%
Efficiency Ratio*	60.85%	66.35%	63.69%	67.37%	66.46%
Average Balances:
Total bank loans	$958,894	$960,037	$945,928	$958,971	$955,562
Total loan pools	57,601	76,573	61,913	80,752	78,150
Interest-earning assets	1,538,365	1,471,439	1,523,687	1,458,713	1,466,265
Total assets	1,627,484	1,562,276	1,614,841	1,550,484	1,559,035
Interest-bearing deposits	1,108,276	1,047,326	1,106,207	1,049,901	1,054,069
Interest-bearing liabilities	1,316,245	1,247,043	1,300,257	1,241,267	1,246,655
Shareholders' common equity	153,200	143,511	148,087	140,015	141,456
Total equity	154,014	159,252	158,826	155,739	157,190

* - Noninterest expense divided by the sum of tax equivalent net interest income plus noninterest income